EXHIBIT 10.6

TILRAY, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered on this 30th of May, 2018, by and between Tilray, Inc. (the “Company” or “Tilray”, and Brendan Kennedy (“Executive”).

RECITALS

WHEREAS, the Company employs Executive as its Chief Executive Officer (“CEO”) and President, and Company and Executive wish to enter into this Agreement to embody the terms of such employment; and

WHEREAS, the Company and Executive wish to amend and supersede any prior employment agreements, offer letters, or other understandings regarding Executive’s employment, whether written or oral.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    Duties and Scope of Employment.

(a)    Positions and Duties. Executive will continue to serve as the Company’s CEO and President. Executive will continue to render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by Tilray’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive will continue to work out of the Company’s Seattle, Washington office. Executive will report to the Board.

(b)    Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other competitive employment, occupation or consulting activity, or any other employment, occupation or consulting activity for any direct or indirect remuneration, without the prior approval of the Board. Notwithstanding the foregoing, Executive may serve as Executive Chairman of the Board of Privateer Holdings, Inc. In addition, Executive Employee shall be entitled to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements,-teach at educational institutions, or engage in or perform research activities and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s duties or responsibilities pursuant to this Agreement.

2.    At-Will Employment. Subject to Sections 7 and 8 below, the Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason.

3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services an annual base salary of $425,000.00 USD per year, as may be increased from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding and applicable deductions). Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last installment payment(s) will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)    Annual Bonus. Executive will be eligible for an annual target bonus of one hundred percent (100%) of Executive’s Base Salary that may be awarded in cash and/or equity at the Company’s discretion. The actual bonus paid, if any, shall be based on the attainment of Company and Executive performance objectives established by the Board or a duly constituted committee of the Board (“Committee”) and communicated in advance to Executive (“Annual Bonus”), with any Annual Bonus actually payable to the Executive determined by the Board or its Committee. To be eligible to receive such Annual Bonus, if any, Executive must be employed by the Company on the last day of the Company’s fiscal year.

(c)    Tilray Stock Option Grants. Subject to approval by the Board or its Committee, under the Tilray, Inc. Equity Incentive Plan (the “Tilray Plan”), the Company shall grant Executive an option to purchase 3,000,000 shares of the Company’s Common Stock (“First Option”) at fair market value as determined by the Board or its Committee as of the date of grant. Promptly following the completion of the Company’s Initial Public Offering (“IPO”), subject to approval by the Board or its Committee, the Company shall grant Executive an option to purchase a number of shares of the Company’s Common Stock (“Second Option”) at fair market value as determined by the Board or its Committee as of the date of grant, such that the number of shares subject to the Second Option, when combined with the number of shares of Common Stock subject to the First Option and Tilray Restricted Stock Units (defined below), equals four-percent of the sum of the Company’s aggregate shares of Common Stock then outstanding and the shares of Common Stock then reserved for issuance under the Tilray Plan. The First Option and Second Option will be subject to the terms and conditions of the Tilray Plan and Executive’s grant agreement. Executive’s grant agreement for the First Option will include a vesting schedule, under which 25% is vested on the one-year anniversary of the vesting commencement date of January 1, 2017 and the remainder vests 6.25% each calendar quarter following such first anniversary. Executive’s grant agreement for the Second Option will include a vesting schedule, under which 25% is vested on the first anniversary of the grant date, and the remainder vests 6.25% each calendar quarter following such first anniversary.

(d)    Tilray Restricted Stock Unit Grant. Subject to approval by the Board or its Committee, under the Tilray Plan, the Company shall grant Executive 750,000 restricted stock units (the “Restricted Stock Units”) of the Company’s Common Stock. The Restricted Stock Units will be subject to the terms and conditions of the Tilray Plan and Executive’s grant agreement. Executive’s grant agreement will include a vesting schedule, under which 25% is vested on the one-year anniversary of the vesting commencement date of January 1, 2017 and the remainder vests 6.25% each calendar quarter following such first anniversary.

4.    Company-Paid Toronto Housing. Because the performance of Executive’s duties hereunder will require Executive to spend a significant portion of his time in Toronto, Canada, the Company shall either provide an apartment in the greater Toronto area for Executive’s use or reimburse Executive’s rent to maintain such an apartment.

5.    Employee Benefits. Executive will be eligible to participate in the Company benefit programs that are made available to all the Company’s full-time employees, subject to the terms, conditions, and eligibility criteria of such programs. Benefits will commence the on the first day of the calendar month following the Start Date. Company benefit policies may be amended from time to time at the discretion of the Company. It is also important to note that the Company reserves the right to change their respective benefits at any time, with or without notice.

6.    Business and Professional Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, subject to pre-approval and in accordance with 1(a) of this Agreement which requires you to hold and maintain pertinent professional accreditation(s), the Company will reimburse you for reasonable costs associated with ongoing required professional development and membership in applicable professional organizations. Reimbursement for these expenses will be in accordance with the Company’s expense reimbursement policy as in effect from time to time

7.    Termination on Death or Disability.

(a)    Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability (as defined below).

(b)    For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to perform the essential duties of Executive position for not less than one-hundred and eighty (180) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, as determined by a physician selected by the Company and the Executive. If the Company and the Executive cannot agree on physician, each party shall select a physician and the two physicians shall select a third who shall be the approved physician for this purpose. Upon any termination for death or Disability (as defined in the preceding sentence), Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) any Annual Bonus earned but not yet paid, which shall be paid at the time the Company pays annual bonuses to its other senior executives; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iv) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (v) all other amounts and benefits of any kind required by law or pursuant to any other Company plans or policies, as then in effect (collectively, the “Accrued Obligations”).

8.    Involuntary Termination Without Cause or Resignation for Good Reason.

(a)    Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause (as defined below), provided the Company may not terminate the Executive for Cause unless and until the Executive has been given a reasonable opportunity to appear in person before a meeting of the Board with his counsel and given and adequate opportunity to be heard. Executive may resign with or without Good Reason.

(i)    If Executive is terminated by the Company for any reason or the Executive resigns with or without Good Reason, the Company will pay Executive the Accrued Obligations.

(ii)    If Executive is terminated by the Company without Cause (excluding any termination due to death or Disability (as defined above)), or Executive resigns for Good Reason (as defined below), then, in either case, and subject to the limitations of Sections 8(b) and 24 below, Executive shall be entitled to receive:

(1)    severance pay in the form of a lump sum payment equal to three times Executive’s Base Salary and target annual bonus, as then in effect (less applicable withholding) within sixty (60) days following Executive’s termination of employment;

(2)    100% accelerated vesting of all of Executive’s then unvested stock options, restricted stock units and other equity-based awards; and

(3)    if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of thirty-six (36) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 8(a)(i)(2), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum payment in an amount equal to eighteen months of the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made within sixty (60) days of Executive’s termination of employment regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)    Upon a Change in Control vesting on all of Executive’s then unvested stock options, restricted stock units and any other equity-based awards shall be accelerated such that no less than 100% are fully vested as of the date of the Change in Control. Except as specifically revised by this Agreement, the exercise of Executive’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s applicable stock plan and stock agreements.

(b)    Conditions Precedent. Any severance payments and/or benefits contemplated by Section 8(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined below); (ii) delivering, and not revoking, in the form reasonably acceptable to the Company, a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders, in the form attached hereto as Exhibit A, (a “Release”) that becomes effective and irrevocable by the sixtieth (60th) day following the termination of Executive’s employment (the “Release Deadline”); and (iii) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days-of Executive’s actual knowledge of the initial existence of the grounds for Good Reason and an opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall end thirty (30) days following the date of notice from Executive. If the Company fails to cure the condition(s) giving rise to such Good Reason within the thirty (30) day cure period, Executive must resign from employment within nine (90) days after the end of the cure period. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 8(a) above if Executive thereafter resigns from the Company based on such grounds. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. If the Release becomes effective by the Release Deadline, payment of severance or other benefits under this Agreement will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of Executive’s termination, subject to Section 24. Except as required by Section 23, any payments delayed from the date of Executive’s employment terminates through the Release Deadline will be payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of Executive’s termination, and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding the foregoing, this Section 8(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

9.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful and deliberate refusal to follow a lawful material directive from the Board; (ii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the Executive that results in a substantial gain or personal enrichment of the Executive at the expense of the Company; (iii) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (iv) the Executive’s conviction of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (v) the Executive’s material breach of the terms of this Agreement or the Confidentiality Agreement; provided, however, in each case of (i) through (v), the Board provides written notice to the Executive of the specific act(s) alleged to constitute “Cause” and the Executive failures to cure such act(s) within thirty (30) days after the Executive’s receipt of such written notice.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning ascribed to it in the Tilray Equity Incentive Plan.

(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s compensation (except where there is a general reduction applicable to the management team generally), (ii) the Executive is no longer the Chief Executive Office and President of the Company or the Executive no longer reports directly to the Board, (iii) there is a material reduction in Executive’s responsibility, duties or authority; (iv) there is a material breach of this Agreement by the Company; or (v) a change in the geographic location at which Executive must perform. Executive’s services; provided, that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement.

10.    Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall ensure that Executive is covered under the Company’s directors and officers insurance to the maximum extent permitted by law and shall not allow such coverage to lapse as a result of the Executive’s termination of employment or otherwise.

11.    Assignment. Neither party may assign, transfer or convey this Agreement without the other party’s prior written consent. Notwithstanding the forgoing, this Agreement will be binding upon and inure to the benefit of the heirs, executors and legal representatives of Executive upon Executive’s death.

12.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

13.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.    Company Matters.

(a)    Proprietary Information and Inventions. Executive acknowledges and agrees to be bound and abide by the terms of the Tilray, Inc. Proprietary Information and Inventions Agreement that Executive must execute as a precondition to Executive’s initial and continued employment with the Company (the “Confidentiality Agreement”), including the provisions governing non-competition and the non-disclosure of confidential information and restrictive covenants contained therein.

(b)    Resignation on Termination. On termination of employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions held in the Company, unless otherwise agreed in writing by the parties.

15.    Integration. This Agreement, together with the Confidentiality Agreement, the Tilray Equity Incentive Plan and any stock option agreement between the Company and Employee (except as specifically modified by this Agreement) represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16.    Tax. Withholding; Equilization. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. To the extent Executive’s compensation and or benefits provided by the Company are subject to income or social security taxation in Canada and not offset by the U.S. foreign tax credit, the Company shall reimburse Executive for such taxes on after tax basis.

17.    Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

18.    Governing Law. This Agreement will be governed by the laws of the State of Washington without regard for conflict of law provisions.

19.    Attorneys’ Fees. In the event Executive is required to engage in legal action, whether before a court of competent jurisdiction or in arbitration, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of his rights under this Agreement, and such action results in a final judgment in favor of Executive, then the Company shall reimburse the Executive for all legal fees and expenses incurred by Executive in asserting or defending his rights hereunder. Furthermore, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred.

20.    No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

21.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22.    Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

23.    Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

24.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)    It is intended that any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l (b)(4) of the Treasury

Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(d)    It is intended that any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A -l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- l(b)(9)(iii)(A)( l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code for the year in which Executive’s employment is terminated.

(e)    To the extent any reimbursements or in-kind benefits provided under this Agreement constitute nonqualified deferred compensation subject to Code Section 409A, all such reimbursements and in-kind benefits shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”
TILRAY, INC.

By:	/s/ Michael Auerbach
Michael Auerbach, authorized member of the Company’s Board of Directors

Address:

1920 Eastlake Ave East Seattle, WA 98102

“EXECUTIVE”

/s/ Brendan Kennedy
Brendan Kennedy

Address: